UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 26, 2016
Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

294 Washington Street, Ste. 510, Boston, Massachusetts	02108
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (857) 415-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on April 1, 2015, Cosi, Inc. (the "Company") closed the merger of Hearthstone Associates, LLC ("Associates") with and into a wholly-owned subsidiary of the Company, with Associates continuing as the surviving entity (the "Merger") and, as a condition to closing the Merger, the Company and R. J. Dourney, the Company's CEO and President, entered into an Indemnification and Holdback Agreement (the "Holdback Agreement") pursuant to which Mr. Dourney agreed to retain and indemnify the Company for certain liabilities, including accounts payable and other obligations (the "A/P Amounts") owed to third parties for goods and services received by Associates or its subsidiaries, which were past due as of the closing of the Merger or were otherwise not in compliance with the provisions of the previously disclosed Election to Cause Merger Agreement, dated as of March 18, 2014 between the Company and the holders party thereto.

Pursuant to the Holdback Agreement, the parties agreed that, until resolution of the retained liabilities, the Company would hold in escrow a portion of the shares ("Holdback Shares") that would otherwise have been distributed to Mr. Dourney upon consummation of the Merger.  For the A/P Amounts, the Company held back 191,939 shares of the Company's common stock (the "A/P Holdback Shares").

On February 26, 2016, the Company and Mr. Dourney entered into an Agreement (the "Agreement") to resolve the A/P Amounts.  Pursuant to the Agreement, Mr. Dourney forfeited, and the Company agreed to accept, the A/P Holdback Shares, and the Company agreed to waive and release Mr. Dourney from any obligation to retain, or indemnify the Company for, the A/P Amounts.

A copy of the Agreement is filed as an Exhibit hereto and incorporated herein by reference.

Item 9.01 (d).   Exhibits.
Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	Agreement, dated February 26, 2016, by and between R. J. Dourney and Cosi, Inc.	E

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2016	Cosi, Inc.

	By:	/s/ Vicki Baue
Name: Vicki Baue
Title: V.P. and General Counsel, CCO

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	Agreement, dated February 26, 2016, by and between R. J. Dourney and Cosi, Inc.	E